UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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RENTRAK CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

July 18, 2012

To Our Shareholders:

Our 2012 Annual Meeting of Shareholders will be held on Thursday, August 23, 2012, at 9:00 a.m., Pacific Daylight Time, at our executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon, 97220. You will find details of the business to be conducted at the annual meeting provided in the attached formal Notice of Annual Meeting and Proxy Statement. Our 2012 Annual Report is also enclosed.

Among the matters to be acted on at the meeting are the election of directors, ratification of the appointment of our independent auditors, and the advisory vote on named executive compensation.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. ACCORDINGLY, PLEASE FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. If you attend the meeting, you may revoke your proxy and vote in person, if you prefer.

Sincerely yours,

BRENT D. ROSENTHAL	WILLIAM P. LIVEK
Non-Executive Chairman of the Board	Vice Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 23, 2012:

The proxy statement for the 2012 Annual Meeting of Shareholders and 2012 Annual Report to Shareholders are available at http://investor.rentrak.com/annuals.cfm

RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 23, 2012

To the Shareholders of Rentrak Corporation:

The Annual Meeting of Shareholders of Rentrak Corporation will be held on Thursday, August 23, 2012, at 9:00 a.m., Pacific Daylight Time, at Rentrak’s executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon, 97220, for the following purposes:

1.	To elect a board of directors consisting of seven members, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013;

3.	To approve, as an advisory vote, compensation of Rentrak’s named executive officers;

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The board of directors has fixed the close of business on June 26, 2012 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. The proxy statement, which includes more information about the proposals to be voted on at the Annual Meeting, and the proxy card and 2012 Annual Report to Shareholders accompany this Notice.

Whether or not you plan to attend the Annual Meeting, please fill out, sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. You may revoke your proxy in writing or at the Annual Meeting, if you wish to vote in person.

By Order of the Board of Directors:

David I. Chemerow
Chief Operating Officer, Chief Financial Officer and Secretary

Portland, Oregon

July 18, 2012

RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 23, 2012

MEETING AND VOTING INFORMATION

Date, Time and Place of Meeting

The board of directors of Rentrak Corporation is furnishing this notice of annual meeting and proxy statement and the enclosed proxy card in connection with the board’s solicitation of proxies for use at Rentrak’s 2012 Annual Meeting of Shareholders. The Annual Meeting will be held on Thursday, August 23, 2012, at 9:00 a.m. Pacific Daylight Time, at Rentrak’s executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon, 97220.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 23, 2012:

The proxy statement for the 2012 Annual Meeting of Shareholders and 2012 Annual Report to Shareholders are available at http://investor.rentrak.com/annuals.cfm.

Solicitation and Revocation of Proxies

Shares represented by a proxy card that is properly dated, executed and returned will be voted as directed on the proxy. If no direction is given, proxies will be voted FOR each of the director nominees selected by the board of directors, FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, and FOR the approval, on an advisory basis, of the compensation of our named executive officers. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters. Any proxy given by a shareholder may be revoked at any time prior to its use by execution of a later-dated proxy delivered to Rentrak’s Secretary, by vote in person at the Annual Meeting, or by written notice of revocation delivered to Rentrak’s Secretary.

Rentrak’s board of directors has selected the two persons named on the enclosed proxy card to serve as proxies in connection with the Annual Meeting. These proxy materials and the accompanying 2012 Annual Report to Shareholders, which includes Rentrak’s audited financial statements for the fiscal year ended March 31, 2012, and the other portions of Rentrak’s 2012 Annual Report on Form 10-K for the fiscal year ended March 31, 2012, are being mailed on or about July 18, 2012, to shareholders of record on June 26, 2012, which is the record date set by the board of directors for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements.

Purposes of the Annual Meeting

The Annual Meeting has been called for the following purposes:

•	To elect a board of directors consisting of seven members, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified;

•	To ratify the appointment of Grant Thornton LLP as Rentrak’s independent registered public accounting firm for the fiscal year ending March 31, 2013;

•	To approve, as an advisory vote, the compensation of Rentrak’s named executive officers;

•	To transact such other business as may properly come before the meeting or any adjournments thereof.

Section 2.12 of Rentrak’s 1995 Restated Bylaws, as amended through July 11, 2011, sets forth procedures to be followed for introducing business at a shareholders meeting. Rentrak has no knowledge of any other matters that may be properly presented at the Annual Meeting. If other matters do properly come before the Annual Meeting in accordance with the Bylaws, the persons named in the proxy card will vote your proxy in accordance with their judgment on such matters in the exercise of their sole discretion.

Record Date and Shares Outstanding

Only shareholders of record at the close of business on June 26, 2012, which is the Record Date set by the board of directors, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements. At the close of business on the Record Date, 11,081,917 shares of Rentrak common stock were outstanding. For information regarding the ownership of Rentrak common stock by holders of more than five percent of the outstanding shares and by Rentrak’s directors and executive officers, see “Security Ownership of Certain Beneficial Owners and Management” on page 15 below.

Voting; Quorum; Vote Required

Each share of common stock outstanding on the Record Date is entitled to one vote per share at the Annual Meeting. Shareholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of Rentrak’s outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting.

The votes required to approve the proposals to be considered at the Annual Meeting are as follows:

Proposal 1—Election of Directors. The seven nominees for the board of directors receiving the highest number of affirmative votes cast at the meeting, in person or by proxy, will be elected as directors. You may vote “FOR” the nominees for election as directors, or you may “WITHHOLD” your vote with respect to one or more nominees. For purposes of determining whether a quorum exists for the meeting, if you return a proxy card and withhold your vote from the election of all directors, your shares will be counted as present.

Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013 requires the presence of a quorum at the Annual Meeting and that the votes cast in favor of this proposal exceed the votes cast opposing this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013.

Proposal 3—Advisory Approval of Compensation of Named Executive Officers. Approval, on an advisory basis, of the compensation of Rentrak’s named executive officers requires the presence of a quorum at the Annual Meeting and that the votes cast in favor of this proposal exceed the votes cast opposing this proposal. The board of directors will consider the outcome of the vote when making future decisions regarding the compensation of Rentrak’s named executive officers. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve, on an advisory basis, the compensation of Rentrak’s named executive officers.

Effect of Broker Non-Votes and Abstentions

If a broker holds your shares in street name, you should instruct your broker how to vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a duly executed proxy that does not include any vote with respect to a particular proposal because the nominee did not have discretionary voting power with respect to the matter being considered and did not receive voting instructions from the beneficial owner. Only Proposal 2, the ratification of the selection of our independent registered public accounting firm, is considered a “discretionary” matter.

Broker non-votes and abstentions are deemed present at the Annual Meeting for purposes of determining whether a quorum is present, but will have no effect on the outcome of any of the proposals on the ballot. Broker non-

votes and abstentions will have no effect on Proposal 1, the election of directors, because directors are elected by a plurality of the votes cast. Broker non-votes will have no effect on Proposal 2, ratification of the appointment of our independent registered public accounting firm, because brokers or nominees have discretionary authority to vote on this proposal, and abstentions have no effect on this proposal because abstentions will not be included in tabulations of votes cast for purposes of determining whether the proposal has been approved. Broker non-votes and abstentions also will have no effect on Proposal 3, the advisory approval of Rentrak’s named executive officer compensation, because broker non-votes and abstentions will not be included in tabulations of votes cast for purposes of determining whether this proposal has been approved.

We urge you to provide voting instructions to your broker on all voting items.

Costs of Solicitation

Rentrak will bear all costs and expenses associated with this solicitation. In addition to solicitation by mail, directors, officers, and employees of Rentrak may solicit proxies from shareholders, personally or by telephone, facsimile, or e-mail transmission, without receiving any additional remuneration. Rentrak has asked brokerage houses, nominees and other agents and fiduciaries to forward soliciting materials to beneficial owners of Rentrak common stock and will reimburse all such persons for their expenses.

Householding

In accordance with applicable regulations, Rentrak delivers a single annual report and proxy statement to certain persons who share an address, unless we have been notified that such persons prefer to receive individual copies of those documents. This practice is referred to as “householding.” If you reside at an address that received only one copy of proxy materials as a result of householding, we will deliver additional copies upon oral or written request. If you wish to receive separate copies in the future, please contact us at Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888, Attn: Corporate Secretary, or by phone at (503) 284-7581 extension 264. If you and others living at your address received multiple copies of proxy materials and prefer to receive a single copy, you may request that a single copy be sent in the future by contacting us as described above.

PROPOSAL 1

ELECTION OF DIRECTORS

All of our current directors, William E. Engel, Richard Hochhauser, William P. Livek, Anne MacDonald, Martin O’Connor, Brent Rosenthal and Ralph Shaw, have been nominated by the board of directors to stand for re-election as directors.

Rentrak’s Bylaws currently in effect provide for not less than six and not more than ten positions on the board of directors. The board of directors has set the size of the board at seven positions and nominated the individuals named above to serve on the board until the next annual meeting. If for any reason any of these nominees should become unavailable for election (an event the board does not anticipate), proxies will be voted for the election of such substitute nominee as the board in its discretion may recommend. Proxies cannot be voted for more than seven nominees. Directors are re-elected annually to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. If a vacancy occurs after the Annual Meeting, the board of directors may elect a replacement to serve for the remainder of the unexpired term.

The board of directors has determined that each of the nominees for director, other than Messrs. Engel and Livek, is or will be an “independent director” under Rule 5605(a)(2) of the Nasdaq listing standards.

The board of directors unanimously recommends that you vote “FOR” the election of each of the following nominees for director:

WILLIAM E. ENGEL (age 64). Mr. Engel has over 40 years of experience in the media and marketing information industries and is considered an expert on consumer based marketing information and transactions-based data. He co-holds a patent for the integration of disparate datasets making it possible to put together multiple data sets of non-personally identifiable data. Since January 2009, he has served as Chairman of Consumer Orbit, LLC., a marketing information aggregator with a focus on the relationship between existing consumer databases and consumer generated transactions based data. Mr. Engel served as Senior Vice President of Innovation for the Marketing Services Group of Experian, Inc., a provider of information, analytical and marketing services worldwide, from February 2007 until December 2008, and was co-President of Experian’s subsidiary Experian Research Services from October 2004 until February 2007. From 1998 until 2004, he was Chairman and Chief Executive Officer of Simmons Market Research Bureau following its acquisition by Symmetrical Resources, co-founded by Mr. Engel in 1992. From 1989 until 1992, Mr. Engel was President of Research and Operations for VNU (now The Nielsen Company), following VNU’s acquisition of Birch Scarborough Research, formed in 1987 through the purchase of Scarborough Research by Birch Radio Ratings, where he had served as chief research officer and Executive Vice President of Operations since 1985. Mr. Engel held various executive positions with the Arbitron Company from the early 1970’s until 1978. He started his career at Southern Broadcasting Corporation in 1969. Mr. Engel was elected as a director of Rentrak in August 2010. The board has nominated Mr. Engel for election as a director because of his extensive expertise in, and significant contributions to, the media research industry, including the creation and marketing of new information products. In addition, his experience in building large-scale information companies and participation in senior management of various public companies enable Mr. Engel to assist Rentrak in the assessment of operating risks.

RICHARD HOCHHAUSER (age 67). Mr. Hochhauser is an adjunct professor teaching in a Masters Degree program in (1) integrated marketing at New York University and (2) public affairs at Baruch College-CUNY. He retired as President and Chief Executive Officer of Harte-Hanks, Inc. in 2008, a position in which he served since 2002. He served in various other capacities with Harte-Hanks, Inc., a global direct and targeted marketing solutions provider, during his 33-year tenure. He previously served as chair of the board of directors of the Direct Marketing Association, as chair of the board of directors of the Direct Marketing Educational Foundation, and as a director of John Wiley & Sons, Inc., a global publisher of print and electronic products. Mr. Hochhauser is chair of Rentrak’s Nominating and Governance Committee. Mr. Hochhauser was elected as a director of Rentrak in August 2009. The board has nominated Mr. Hochhauser to serve as a director because of his expertise in the direct marketing industry and experience as a CEO of a public company.

WILLIAM P. LIVEK (age 58). Mr. Livek has been Chief Executive Officer and a director of Rentrak since June 15, 2009. From December 2008 until June 2009, Mr. Livek was founder and Chief Executive Officer of Symmetrical Capital, an investment and consulting firm focused on the marketing/media measurement industry.

From February 2007 until December 2008, he was Senior Vice President, Strategic Alliances and International Expansion, of Experian Information Solutions, Inc., a provider of information, analytical and marketing services worldwide, and was co-President of Experian’s subsidiary Experian Research Services from October 2004 to February 2007. For more than 10 years prior to October 2004, Mr. Livek was President and co-founder of Symmetrical Resources Inc. (which owned Simmons Market Research, in addition to owning shares in other information companies). At Simmons Market Research Bureau, he directed the growth and evolution of the company into a media-neutral, consumer centric research and information business prior to its sale to Experian in 2004. The board has nominated Mr. Livek for election as a director based on his extensive background in media measurement, which also includes serving as President/CEO of Scarborough Research and Vice President of Sales and Marketing with the Arbitron Company. The board has nominated Mr. Livek for election as director, and selected him to continue to serve as Vice Chairman of the board effective upon his re-election, because of his insight and experience regarding Rentrak’s industry and his ability to serve as an effective liaison between the board and management.

ANNE MACDONALD (age 56). Ms. MacDonald is a C-suite marketing executive with over 30 years’ experience with global advertising agencies and Fortune 100 companies. Ms. MacDonald was Executive Vice President and Chief Marketing Officer for The Travelers Companies, Inc., from July 2009 to July 2011. Travelers offers a wide variety of property and casualty insurance and surety products in the United States and selected international markets. From November 2008 until July 2009, Ms. MacDonald provided independent marketing consulting services as a partner of The Rockefeller Consulting Group. Previously she served as President and Chief Marketing Officer of Macy’s, Inc., which operates retail stores and Internet websites under the Macy’s and Bloomingdale’s brands, from 2006 to June 2007. Beginning in 1997, she served in various positions with Citigroup, Inc., a financial services company, including as Chief Marketing Officer for its consumer division from 2004 through 2006. From 1993 to 1997, Ms. MacDonald was Vice President of Marketing for Pizza Hut, then owned by PepsiCo. She began her career in marketing in 1980 at Grey Advertising, moving to the NW Ayer agency in 1983 until 1993 where she was a Managing Director and member of their Board. Ms. MacDonald served on the Board of Catalina Marketing from 2003, when it was a publicly traded company, until it was taken private in 2006. Catalina is a consumer data company delivering targeted sales, couponing, and loyalty programs. Ms. MacDonald also served as a director of SS+K Agency based in New York City, which provides consulting services in such areas as advertising, marketing, public relations and public affairs, from 2007 through 2009. Ms. MacDonald was elected as a director of Rentrak in August 2009. The board has nominated Ms. MacDonald for election as a director based on her years of marketing leadership experience in the media industry with knowledge of both the agency and client side of the business. Ms. MacDonald is Chair of the Compensation Committee.

MARTIN B. O’CONNOR, II (age 53). Mr. O’Connor is the managing partner of O’Connor, Morss & O’Connor, P.C. in Union, New Jersey. His practice focuses on advising his clients and their business interests and family offices, regarding strategic planning, ownership and wealth management issues, with clients in the financial, real estate, entertainment, sport and agricultural sectors in the United States and abroad. Mr. O’Connor has been a director of Cinedigm Digital Cinema Corp., a pioneer in transforming movie theaters into digital and networked entertainment centers, since 2010. Mr. O’Connor is also a director of Digital Cinema Destinations Corp., a fast growing motion picture exhibitor dedicated to transforming movie theaters into digital entertainment centers, since 2010. He also serves as a director of various closely-held companies, charitable organizations, foundations and professional boards. Mr. O’Connor was elected as a director of Rentrak in August 2010. The board has nominated Mr. O’Connor for election as a director in light of his extensive professional connections with prominent executives in the media and entertainment industries worldwide.

BRENT D. ROSENTHAL (age 40). Mr. Rosenthal has been a Research Analyst for WRH Partners II, L.L.C. and its affiliates (“WRH”) since 2002. William R. Huff, a principal of WRH, is the beneficial owner of 9.4% of Rentrak’s outstanding stock. Mr. Rosenthal also serves on the board of directors of various private companies. Prior to 2002, Mr. Rosenthal served as Director of Mergers & Acquisitions for RSL Communications Ltd. Prior to joining RSL, Mr. Rosenthal served emerging media companies for Deloitte & Touche LLP. Mr. Rosenthal is a Certified Public Accountant. He was elected as a director of Rentrak in August 2008 and became Vice Chairman of the board of directors in September 2010. Mr. Rosenthal was selected to serve as non-executive Chairman of the board of directors upon his re-election in 2011. Mr. Rosenthal is also Chairman of the Audit Committee. The board has nominated Mr. Rosenthal to serve as a director and selected him to serve as non-executive Chairman of the board of directors upon his re-election in light of his financial expertise and experience in the media industry.

RALPH R. SHAW (age 73). Mr. Shaw has been president of Shaw Management Company, an investment counseling firm located in Portland, Oregon, since 1980, and general partner of a succession of three venture capital funds beginning in 1983. Mr. Shaw is a trustee of the Tax-Free Trust of Oregon. From 1993 to 2011, Mr. Shaw served on the board of Schnitzer Steel Industries, Inc. and was a member of its audit, compensation and governance committees. Mr. Shaw served as an outside director of one of Rentrak’s subsidiaries from 2000 through 2003. He also served as an adviser to the Rentrak board from 2001 until his election as a director of Rentrak in 2004. The board has nominated Mr. Shaw for election as a director because he brings to the board financial expertise and experience working with small companies.

Transaction with Director Nominee

In February 2010, Mr. Engel began providing services as an independent consultant to assist Rentrak in combining its sources of data for its TV EssentialsTM product under a three-year agreement with Consumer Orbit, of which Mr. Engel is Chairman and sole owner. The consulting fee under the agreement was $10,000 per month, which was reduced to $6,000 per month (or $72,000 per year) upon Mr. Engel’s election as a director of Rentrak in August 2010. The consulting arrangement was approved by the Audit Committee pursuant to the procedures described under “Committees and Meetings of the Board” beginning on page 9 below. In addition, on June 8, 2011 and June 17, 2011, we granted to Mr. Engel stock options to purchase 5,000 and 15,000 shares of our common stock, respectively, with a grant date fair market value of $60,126 and $141,599, respectively, as part of his consulting arrangement. After considering these compensation arrangements, the board has concluded that Mr. Engel is not an “independent director” under applicable Nasdaq listing standards.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as Rentrak’s independent registered public accounting firm for the fiscal year ending March 31, 2013. See “Matters Relating to Our Auditors” beginning on page 33 below. Although the appointment of Grant Thornton LLP as Rentrak’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders by Rentrak’s charter documents or applicable law, the board has decided to ask the shareholders to ratify the appointment. If the shareholders do not ratify the appointment of Grant Thornton LLP, the board will ask the Audit Committee to reconsider this selection.

For more information regarding Rentrak’s independent registered public accounting firm, see “Matters Related to Our Auditors” on page 33 below.

The board of directors unanimously recommends that you vote FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2013.

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are asking shareholders to approve an advisory resolution on Rentrak’s named executive officer compensation as disclosed in this proxy statement. As described below in the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement starting on page 19 below, our Compensation Committee has structured our executive compensation program to attract, motivate and retain highly qualified employees, to align our executives’ interests with those of our shareholders and to provide our executives with opportunities to earn additional compensation when superior financial results are achieved. Our Compensation Committee and board of directors believe that the compensation policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals.

We urge shareholders to read the “Executive Compensation” section of this proxy statement beginning on page 19 below, including the “Compensation Discussion and Analysis” starting on page 19 below that discusses our named executive compensation for fiscal 2012 in more detail, as well as the “Summary Compensation Table” and other related compensation tables, notes and narrative, appearing on pages 21 through 32 of this proxy statement, which provide detailed information on the compensation of our named executive officers.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following resolution at the 2012 Annual Meeting of Shareholders:

RESOLVED, that the shareholders of Rentrak Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2012 Annual Meeting of Shareholders.

Although this proposal, commonly referred to as a “say-on-pay” vote, is an advisory vote that will not be binding on our board of directors or Compensation Committee, the board of directors and Compensation Committee will consider the results of this advisory vote when making future decisions regarding our named executive officer compensation programs.

The board of directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of Rentrak’s named executive officers.

COMMITTEES AND MEETINGS OF THE BOARD

The board of directors has established several standing committees, including an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. During the fiscal year ended March 31, 2012, the board of directors held eleven meetings. Each director attended at least 75% of the total number of meetings held by the board of directors and the board committees on which he or she served during fiscal 2012.

The board of directors has adopted corporate governance guidelines, which state that directors are expected to attend all meetings of the board of directors and our annual meetings of shareholders. All directors attended our annual meeting of shareholders held in August 2011.

Audit Committee

Rentrak has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s activities are governed by a formal written charter, a copy of which is available on Rentrak’s website under “Corporate Information / Investor Relations / Corporate Governance” at www.rentrak.com. The Audit Committee held six meetings during the fiscal year ended March 31, 2012.

Mr. Rosenthal (Chair), Mr. O’Connor and Mr. Shaw, each of whom meets the financial literacy and independence requirements for audit committee membership specified in the Nasdaq listing standards and rules adopted by the Securities and Exchange Commission (the “SEC”), are the current members of the Audit Committee. The board of directors has determined that Messrs. Rosenthal and Shaw are each qualified to be an “audit committee financial expert” as defined in the SEC’s rules.

The Audit Committee makes decisions regarding the engagement or discharge of Rentrak’s independent registered public accounting firm, reviews and pre-approves audit and legally-permitted non-audit services provided by the independent registered public accounting firm, and oversees the integrity of Rentrak’s financial statements and other financial information, its systems of internal accounting and financial controls, and the independence and performance of Rentrak’s independent registered public accounting firm. The Audit Committee has established procedures for the receipt and handling of complaints about accounting and auditing matters and reports of ethical violations regarding Rentrak’s directors, officers and employees.

The Audit Committee’s charter makes it responsible for reviewing for potential conflicts of interest all transactions between Rentrak and a director, officer or shareholder (including transactions with family members or associates of such persons) that would be required to be reported as a transaction with a related person in this proxy statement under the SEC’s disclosure rules and determining whether or not to approve any such transactions. Under the charter, the Audit Committee also reviews, interprets and administers Rentrak’s Code of Business Conduct and reviews requests for waivers and reports of violations. Under the Code of Business Conduct as revised in May 2010, executive officers and directors must obtain the prior written approval of the Audit Committee before participating in any business arrangement with Rentrak. Directors must disclose any personal interest they may have in any transaction with Rentrak or being considered by the board, and may not participate in any decision in which there is a conflict between their personal interests and Rentrak’s interests. See also “Code of Ethics” on page 12 below.

Compensation Committee

The members of the Compensation Committee are Ms. MacDonald (Chair), and Messrs. Hochhauser and Shaw, each of whom is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq listing standards. The Compensation Committee is responsible for approving and evaluating Rentrak’s director and officer compensation plans, policies and programs, evaluating the performance of Rentrak’s management, and making compensation decisions regarding Rentrak’s executive employees. The Compensation Committee is governed by a written charter, a copy of which is available on Rentrak’s website under “Corporate Information / Investor Relations / Corporate Governance” at www.rentrak.com. The Compensation Committee held six meetings during the fiscal year ended March 31, 2012.

Responsibilities and Processes of Compensation Committee. The board of directors has delegated responsibility for considering and approving the compensation programs and awards to all of Rentrak’s executive officers, including the named executive officers identified in the Summary Compensation Table on page 21 below, to the Compensation Committee, which consists entirely of independent, non-employee directors. The Compensation Committee also establishes the executive compensation principles that guide the design of Rentrak’s executive compensation programs.

Engagement of Independent Consultant. For assistance in designing Rentrak’s compensation programs for executive officers to meet our goals and objectives, the Compensation Committee has, on a periodic basis, engaged the services of an outside consultant to conduct surveys and provide reports, updates and related advice to the committee regarding compensation paid to executive officers at peer companies who hold positions similar to those of our named executive officers. The Compensation Committee did not retain an outside consultant during fiscal 2012.

Role of Executive Officers. The base salaries paid to executive officers for fiscal 2012, other than our Chief Executive Officer and Mr. Chemerow, were recommended to the Compensation Committee by Mr. Livek in March 2011 and approved by the Compensation Committee. The recommendations were reviewed with the Compensation Committee chair in advance of deliberations and action by the Compensation Committee as a whole. Each of Mr. Livek and Mr. Chemerow was present during the Compensation Committee’s deliberations and approval process regarding compensation of executive officers other than themselves.

Nominating and Governance Committee

The Nominating and Governance Committee is chaired by Mr. Hochhauser. Mr. O’Connor and Mr. Rosenthal are its two other members. The board of directors has determined that each of these directors is independent as defined in Rule 5605(a)(2) of the Nasdaq listing standards. The Nominating Committee is governed by a written charter, a copy of which is available on Rentrak’s website under “Corporate Information / Investor Relations / Corporate Governance” at www.rentrak.com. The Nominating Committee held six meetings during the fiscal year ended March 31, 2012.

The Nominating Committee is responsible for identifying individuals qualified to become directors of Rentrak and recommending to the board of directors candidates for election and for recommending individuals to serve on each board committee. It is also responsible for developing for board approval a set of corporate governance guidelines addressing board organizational issues, committee structure and membership, and succession planning for Rentrak’s chief executive officer position.

The Nominating Committee has not adopted any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will take into account all factors that it considers appropriate, including strength of character, maturity of judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoints, industry knowledge, and the highest personal and professional ethics, integrity and sound business judgment.

In determining whether to recommend nomination of current directors for re-election, the Nominating Committee will perform periodic evaluations of individual directors. Non-employee directors are generally expected to retire upon reaching age 75 or completing ten years of service, whichever is later. Directors who are also employees will generally be expected to resign upon termination of employment, although the board of directors may make an exception to this policy for a former chief executive officer if it believes it to be in the best interests of Rentrak.

When the Nominating Committee is required to identify new director candidates because of a vacancy or a desire to expand the board, the Nominating Committee will poll current directors for suggested candidates. The Nominating Committee has the authority to hire a third party search firm if it deems such action to be appropriate, but has not done so since 2005. Once potential candidates are identified, the Nominating Committee will conduct interviews with the candidates and perform such investigations into the candidates’ background as the Nominating Committee deems appropriate.

The Nominating Committee will consider director candidates suggested by shareholders for nomination by the board of directors. Shareholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Chair of Nominating Committee, in care of David Chemerow, Chief Operating Officer, Chief Financial Officer and Secretary, Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888. Candidates suggested by shareholders will be evaluated by the same criteria and process as candidates from other sources.

Committee Membership at July 18, 2012

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
Richard Hochhauser	-	Member	Chair
Anne MacDonald	-	Chair	-
Martin O’Connor	Member	-	Member
Brent Rosenthal	Chair	-	Member
Ralph Shaw	Member	Member	-

RISK MANAGEMENT

Rentrak has developed and maintains processes to manage risk in its operations. The board’s role in risk management is primarily one of oversight, with day-to-day responsibility for risk management implemented by the management team. The board executes its oversight role directly and through its various committees. The Audit Committee has the responsibility for implementing the board’s risk management oversight role over financial statement reporting. The Audit Committee is also responsible for reviewing conflict of interest transactions and handling complaints about accounting and auditing matters and violations of Rentrak’s Code of Business Conduct. The Audit Committee monitors certain key risks areas, such as internal control over financial reporting, at each of its regularly scheduled meetings. The full board of directors monitors liquidity risk and risks associated with potential or completed business acquisitions, in addition to assessing the risks in proposed financing or investments of the company. The Nominating and Governance Committee assists in risk management by overseeing Rentrak’s compliance with legal and regulatory requirements relating to corporate governance. The Compensation Committee assesses risks created by the incentives inherent in Rentrak’s compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team and the board committees.

LEADERSHIP STRUCTURE

Since the hiring of Mr. Livek as Chief Executive Officer in June 2009, the positions of Chairman of the Board and CEO have been held by different people. The board has determined that Mr. Rosenthal, who became Chairman of the Board in 2011 upon his re-election at the Annual Meeting, is independent under Nasdaq listing standards. The board believes that Mr. Rosenthal will continue to provide valuable insights in the role of non-executive Chairman in light of his financial expertise and experience in the media industry, while Mr. Livek brings a wealth of industry experience and operational skills to Rentrak as it seeks to transform itself into a leading provider of media measurement services.

Each of Rentrak’s board committees is made up solely of independent directors and sets its own agenda. The independent directors also meet in executive session at each meeting without management present. As a result, it is the Nominating and Governance Committee’s view that there is no current need for an independent lead director. The Nominating and Governance Committee reevaluates the board’s leadership structure periodically. In Fiscal 2012, the board of directors unanimously elected Mr. Rosenthal to the position of Chairman in recognition of his financial expertise, experience in the media industry, his substantial record of service to the board and the considerable amount of time he has devoted to the company.

CODE OF ETHICS

Rentrak has adopted a Code of Ethics for Senior Financial Officers, which is applicable to its chief executive officer, president, principal financial officer, and principal accounting officer. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in Rentrak’s financial reports, and compliance with applicable laws and regulations. The Code of Ethics is included as part of our Code of Business Conduct approved by the board of directors, which is generally applicable to all directors, officers, and employees of Rentrak. The Code of Business Conduct and Code of Ethics are available on Rentrak’s website under “Corporate Information / Investor Relations / Corporate Governance” at www.rentrak.com and are administered by the Audit Committee.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Communications by shareholders to the board of directors should be sent to the attention of the Chair of the Nominating and Governance Committee, in care of David Chemerow, Chief Operating Officer, Chief Financial Officer and Secretary, Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888. Such communications will be forwarded unopened to the individual serving as Chair of the Nominating Committee, who will be responsible for responding to or forwarding such communications as appropriate, including communications directed to individual directors or board committees. Communications will not be forwarded if the Chair of the Nominating Committee determines that they do not appear to be within the scope of the board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

DIRECTOR COMPENSATION FOR FISCAL 2012

2012 Director Compensation Table

The following table summarizes compensation paid to non-employee directors for services during the fiscal year ended March 31, 2012.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
William Engel (3)	$34,800	$ 301,721	$336,521
Richard Hochhauser	$40,200	$ 99,996	$140,196
Anne MacDonald	$37,800	$ 99,996	$137,790
Martin O’Connor	$39,700	$ 99,996	$139,696
Paul Rosenbaum (4)	$25,000	$ 0	$ 25,000
Brent Rosenthal	$42,200	$ 192,859	$235,059
Ralph Shaw	$39,100	$ 99,996	$139,096

(1)	During fiscal 2012, each non-employee director of Rentrak received an annual cash retainer of $30,000. In addition, the chair of the Compensation Committee received a $3,000 annual retainer, the chair of the Audit Committee received a $5,000 annual retainer, the chair of the Nominating and Governance Committee received a $3,000 retainer, and each other non-employee director who served on the Audit Committee received a $2,500 annual retainer. A fee of $1,200 is paid for each board meeting attended in person. After a non-employee director has attended four committee meetings that were not held at the same time as a board meeting, the director will be paid $600 for each subsequent committee meeting attended in person or by telephone. Rentrak also reimburses directors for their travel expenses for each meeting attended in person; reimbursement amounts are not included in the totals above.

(2)	The dollar amounts reflect the grant date fair value of deferred stock unit (“DSU”) awards granted in fiscal 2012, calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718 promulgated by the Financial Accounting Standards Board (“FASB”). The DSU valuation is equal to the number of DSUs granted multiplied by the closing stock price on the grant date. The assumptions made in determining the grant date fair values of DSUs under FASB ASC Topic 718 are disclosed in Note 2 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2012. Unvested DSUs will also fully vest upon termination of the recipient’s service on the board as a result of death, disability, after reaching age 75, or upon a change in control of Rentrak during the vesting period. Each vested DSU entitles the holder to receive a share of Rentrak common stock following the individual’s ceasing to be a director of Rentrak.

Each non-employee director is granted $100,000 of DSUs at or about the time of each annual meeting of shareholders. The number of DSUs is determined by dividing $100,000 by the stock trading price on the date of grant and rounding to the nearest whole number. The DSUs vest in equal monthly installments over the ensuing 11 calendar months, as long as the recipient continues to be a director at the end of the applicable month.

Beginning in August 2011, the non-employee director serving as chairman of the board receives an additional annual grant of approximately $90,000 of stock options, which will be granted at or about the time of each annual meeting of shareholders in future years. The number of shares subject to these stock options is determined by dividing $90,000 by the grant date fair value of the options and rounded to the nearest whole number, and the exercise price per share is equal to the closing market price on the grant date. The stock options have a ten-year term and vest in equal monthly installments over the ensuing 11 calendar months, as long as the recipient continues to be a director at the end of the applicable month. The options become exercisable one year after the grant date.

The table below shows the total DSUs and stock options granted to each non-employee director during fiscal 2012 and the total DSUs and stock options held by each non-employee director at March 31, 2012.

Name	Number of Shares Subject to DSUs Granted in Fiscal 2012	Number of Shares Subject to Stock Options Granted in Fiscal 2012	Grant Date	Grant Date Fair Value	Total Number of Shares Subject to DSUs Held at March 31, 2012	Total Number of Shares Subject to Stock Options Held at March 31, 2012
William Engel	7,042	5,000 15,000 0	6/8/11 6/17/11 8/24/11	$ 60,126 $141,599 $ 99,996	11,587	20,000
Richard Hochhauser	7,042	0	8/24/11	$ 99,996	20,587	0
Anne MacDonald	7,042	0	8/24/11	$ 99,996	20,587	0
Martin O’Connor	7,042	0	8/24/11	$ 99,996	11,587	0
Brent Rosenthal	7,042	18,565	8/24/11 8/30/11	$ 99,996 $ 92,863	29,587	43,565
Ralph Shaw	7,042	0	8/24/11	$ 99,996	51,337	17,500

(3)	As described on page 6, Mr. Engel was granted 5,000 stock options on June 8, 2011 with a fair market value of $60,126 and 15,000 stock options on June 17, 2011 with a fair market value of $141,599 in connection with his services provided pursuant to his consulting agreement with the company.

(4)	Effective March 31, 2010, Rentrak and Mr. Rosenbaum agreed that he would continue as Chairman of the Board in a non-employee capacity through at least September 30, 2011. Per the agreement, Mr. Rosenbaum was to receive an annual cash retainer of $50,000 or $4,167 a month as full payment for his services as Chairman of the Board. Mr. Rosenbaum did not seek reelection to the board of directors in 2011. In fiscal 2012, Mr. Rosenbaum was paid for the remaining six months of the agreement ending September 30, 2011, totaling $25,000.

In establishing compensation for non-employee directors for service during fiscal 2012, the Compensation Committee and the board of directors considered information regarding compensation paid to directors of similar marketing services companies collected by a non-employee director, along with director compensation information derived from other sources.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership Table

The following table sets forth as of June 26, 2012, certain information regarding the beneficial ownership of Rentrak common stock by (i) each person known to be the beneficial owner of 5% or more of Rentrak’s outstanding shares of common stock, (ii) each current director and nominee for election as a director of Rentrak, (iii) the current and former executive officers of Rentrak named in the Summary Compensation Table below (“named executive officers”), and (iv) all current directors and executive officers of Rentrak as a group.

Name and Address			Shares Beneficially Owned

			Total (1)	Percent of Class (1)

5% or Greater Owners
William R. Huff			1,037,042 (2)	9.4%
67 Park Place, 9th Floor
Morristown, NJ 07960
Mark Cuban			972,900 (3)	8.8%
5424 Deloache Avenue
Dallas, TX 75220
Wall Street Associates			639,600 (4)	5.8%
1200 Prospect St. Suite 100
La Jolla, CA 92037

	Shares	Exercisable	Total Beneficial	Percent of	Shares Subject to Unvested
Name	Owned (5)	Options (5)	Ownership (1)	Class (1)	DSUs	RSUs

Directors and Nominees
William Engel	10,000	5,000	15,000	*	11,587	--
Richard Hochhauser	460	0	460	*	20,587	--
William Livek **	123,285	206,250	329,535	2.9%	--	103,500
Anne MacDonald	1,000	0	1,000	*	20,587	--
Martin O’Connor	1,000	0	1,000	*	11,587	--
Brent Rosenthal	10,750	6,250	17,000	*	29,587	--
Ralph Shaw	1,000	17,500	18,500	*	51,337	--

Named Executive Officers
David Chemerow	55,035	60,875	115,910	1.0%	--	63,516
Ron Giambra	0	9,750	9,750	*	--	--
Marty Graham	7,158	14,750	21,908	*	--	--
Cathy Hetzel	430	59,750	60,180	*	--	--

All Current Executive Officers and Directors as a group (14 persons)	371,220	433,875	805,095	7.0%	145,272	238,816

  * Less than one percent

  ** Is also a named executive officer

(1)	Unless otherwise indicated, each person has sole voting and dispositive power over the shares listed opposite his or her name. All percentages have been calculated based on 11,081,917 shares of Rentrak’s common stock issued and outstanding as of June 26, 2012.

(2)	William R. Huff, the general partner of certain limited partnerships affiliated with WRH, filed Amendment No. 2 to Schedule 13D reporting as of November 19, 2009, sole voting power and dispositive power as to 1,032,042 shares of Rentrak common stock. Subsequently, W.R. Huff Asset Management Co. LLC, filed Schedule 13F reporting holdings of 1,037,042 shares of Rentrak stock as of March 31, 2012.

(3)	Mark Cuban filed Schedule 13D reporting as of September 22, 2011, sole voting power and dispositive power as to 972,900 shares.

(4)	Wall Street Associates filed Schedule 13F reporting as of March 31, 2012, sole voting power to 308,436 shares and dispositive power as to 639,600 shares.

(5)	In accordance with SEC regulations, the number of shares and percentage calculation with respect to each shareholder assumes the exercise of all outstanding options such shareholder holds and that are exercisable within 60 days after record date June 26, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Rentrak’s directors and officers and persons who beneficially own more than 10% of the outstanding shares of Rentrak’s common stock (“10% shareholders”) to file with the SEC initial reports of beneficial ownership (Form 3s) and reports of changes in beneficial ownership (Forms 4 and 5) of such shares. To Rentrak’s knowledge, based solely upon a review of the copies of Forms 3, 4, and 5 (and amendments thereto) furnished to Rentrak or otherwise in its files or publicly available, all of Rentrak’s officers, directors, and 10% shareholders complied in a timely manner with all applicable Section 16(a) filing requirements since March 31, 2011, except as follows: Chris Wilson, an executive officer, was late in filing one report on Form 4 to report one transaction.

EXECUTIVE OFFICERS

The names, ages, positions and backgrounds of Rentrak’s current executive officers in addition to Mr. Livek are as follows:

Name	Age	Position Held Since	Current Position(s) with Rentrak and Background
David Chemerow	61	2009

Chief Operating Officer, Chief Financial Officer and Secretary. Mr. Chemerow joined Rentrak in October 2009 in his current position. From 2005 through September 2009, Mr. Chemerow was Senior Vice President and Chief Financial Officer at Olympus Media, LLC, which specializes in the sale of outdoor advertising. From 2003 to 2004, Mr. Chemerow was the Chief Operating Officer for TravelCLICK, Inc., which helps hotels maximize profit from electronic channels. From 2002 to 2003, he was the Chief Operating Officer of ADcom Information Services, Inc., which provided ratings for viewership of TV programs to cable operators. From 1990 to 2000 Mr. Chemerow served in senior executive roles in several media companies, including as Executive Vice President, Finance and Operations and Chief Financial Officer of Playboy Enterprises, Inc., a global media and lifestyle company, President and Chief Operating Officer of GT Interactive Software Corp, a publisher of computer games, and President and Chief Executive Officer of Soldout.com, Inc., which specializes in sold-out and hard-to-obtain tickets and personalized entertainment packages for sports, theater, cultural and other events. Mr. Chemerow previously served as the non-executive Chairman of the Board of Playboy Enterprises, Inc. until March 2011 and is a member of the board of directors of Dunham’s Athleisure Corporation, a sporting goods retailer.

Timothy Erwin	43	2007

Senior Vice President, Sales and Customer Relations. Mr. Erwin has been with Rentrak for 21 years and, prior to his promotion in January 2007, held positions including Vice President of Customer Relations, Senior Director of Customer Relations, and Manager of Customer Services and Key Accounts. Prior to joining Rentrak, Mr. Erwin was a District Manager for National Video.

Ron Giambra	50	2011

President, Theatrical Worldwide. Mr. Giambra served as Executive Vice President Theatrical Worldwide from 2008 until he was promoted to his current position in April 2011. Mr. Giambra joined Rentrak in 2001 as Vice President, Theatrical and served as Senior Vice President, Theatrical from early 2003 until his promotion in early 2008. Prior to joining Rentrak, Mr. Giambra held various management positions with motion picture distribution companies, including Tribune Media from 2000 to 2001, Destination Films in 1999 and 2000, Polygram Film Entertainment from 1997 to 1999, and Orion Films from 1983 to 1997. Mr. Giambra currently serves as a member of the board of directors and sits on the Audit Committee for the widely-respected Will Rogers Motion Picture Pioneers Foundation, and is active in many charitable events and programs within the motion picture industry.

Name	Age	Position Held Since	Current Position(s) with Rentrak and Background
Marty Graham	54	2005	President, Home Entertainment Division (formerly the PPT Division). Mr. Graham served as Chief Operating Officer, PPT Division from January 2005 until he was promoted to his current position in October 2005. Mr. Graham served as Senior Vice President, Studio Relations from May 2002 through December 2004. Previously, he served Rentrak as Vice President, Product Development beginning in 1991. Mr. Graham joined Rentrak in October 1988 as Director of Product Development. Prior to joining Rentrak, Mr. Graham served as general manager and secretary/treasurer of Pacific Western Video Corporation.

Cathy Hetzel	61	2011

Corporate President and President, AMI Division. Ms. Hetzel was promoted to Corporate President in April 2011. Ms. Hetzel joined Rentrak in March 2004, following a one-year consulting relationship with Rentrak, and served as Senior Vice President, OnDemand Essentials until her appointment to President, AMI Division in April 2007. Previously, she was senior vice president, business development at Concero, an interactive television, video on demand (VOD) and electronic commerce services company, beginning in March 2000. Prior to that, she was senior vice president of Digital Cable Radio Associates, a partnership of several music recording companies and cable operators.

Chris Wilson	45	2011

President of National Linear Television. Mr. Wilson was hired as Rentrak’s President of National Linear Television in February 2011. Prior to that, Mr. Wilson was CEO and President of LogicLab from March 2009 until February 2011. A division of Merkle LLC, LogicLab focused on delivering customer data-driven targeting of direct marketing tools to the mass media buying and planning markets. Prior to LogicLab, Mr. Wilson was President at Experian Research Services from February 2007 until March 2009 as well as President of Simmons Market Research Bureau from October 2000 until February 2007. Earlier in his career, he held numerous senior-level positions during his tenure at Scarborough Research Company where he played a critical role in growing the TV station subscription base and helped the company market the value of targeted television campaigns to advertisers.

Amir Yazdani	52	2001

Executive Vice President, Information Technology and Chief Information Officer. Mr. Yazdani was promoted to his present position in July 2001. Previously, Mr. Yazdani was Vice President, Management Information Systems of Rentrak’s former subsidiary 3PF.COM, Inc., from 1999 to June 2001, and Vice President, Management Information Systems of Rentrak from 1993 to 1999.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Principles.  In general, our compensation programs for our executive officers named in the 2012 Summary Compensation Table below are designed to reward the achievement of individual and company goals and objectives. Rentrak follows a practice of linking executive compensation to individual levels of performance, as well as the performance of the company as a whole. The compensation of our executive officers for fiscal 2012 included cash incentive bonuses and equity-based awards (stock options) that reward the achievement of goals and objectives relating to both individual performance and company performance.

Rentrak’s overall executive compensation levels in place for fiscal 2012 were designed to attract and retain the talent needed to enable us to achieve and maintain a leadership position in the businesses and industries in which Rentrak competes, as well as to increase the long-term value of the company’s stock for shareholders.

Our new hire executive compensation packages structured for Messrs. Livek and Chemerow in fiscal 2010 placed a greater emphasis on equity-based compensation, as well as compensation conditioned on the achievement of corporate and individual performance goals. This shift in focus was carried through the rest of our executive team later in fiscal 2010 through revamping our compensation program for other executive officers.

The goals and objectives of our executive compensation program for named executive officers established in fiscal 2010, and reflected in the employment agreements that we entered into with each of our named executive officers during fiscal 2010, are to attract, retain, motivate and reward highly qualified executives to achieve Rentrak’s strategic goals and increase shareholder value.

Elements of Compensation in Fiscal 2012.  The executive compensation program and its various elements are designed to reward a combination of individual, division, department and/or company-wide performance. The primary elements of our compensation program for named executive officers are base salary, cash incentive bonus, stock options and other equity-based incentive compensation, severance arrangements, other benefits and perquisites, and an employment agreement. Important aspects of each element of the compensation program for named executive officers are explained in more detail below.

Base Salaries.  The Compensation Committee annually reviews and considers adjustments to the base salary of executive officers based on company performance, individual executive performance, increased responsibilities, comparative market compensation for the position, retention considerations and CEO recommendations. Base salaries for Messrs. Livek and Chemerow were increased 10% in fiscal 2012 as provided by the terms of their respective employment agreements. For fiscal 2012, the base salaries for Messrs. Giambra and Graham were increased 2% to keep their salaries in line with the routine annual base salary increases for employees. For fiscal 2012, Ms. Hetzel’s salary was increased 23% or approximately $50,000, in recognition of her promotion to Corporate President.

Cash Incentive Bonuses.  The employment agreements for Messrs. Livek and Chemerow include provisions for an annual cash bonus of up to $100,000 based on the achievement of performance criteria to be established each year by the Compensation Committee. The performance criteria established for Mr. Livek and Mr. Chemerow for fiscal 2012 related to improving the overall work environment to reduce turnover and improve performance, successfully integrating certain third party-data into our databases, continuing to add new consumer product consumption data sources, and pursuing new data acquisition targets. The performance criteria for Messrs. Livek and Chemerow were each weighted equally and the Compensation Committee expected that the performance goals would be difficult to achieve. After fiscal 2012 year end, the Compensation Committee reviewed the status of the performance goals and concluded that both Mr. Livek and Mr. Chemerow had achieved these performance goals in full and should also receive additional discretionary cash bonus amounts in recognition of their exceptional performance beyond their goals during fiscal 2012.

The amount of the target bonus opportunity for each of Messrs. Giambra and Graham and Ms. Hetzel was approved by the Committee in connection with their employment agreements entered into in fiscal 2010. For fiscal 2012 the Committee established performance goals for named executives other than Messrs. Livek and Chemerow based 1/4 on the achievement of budgeted operating income for the Company as a whole and 3/4 on the achievement of budgeted operating income for the executive’s particular line of business. Thus, Mr. Giambra had a 25% company operating income goal and 75% Theatrical line of business operating income goal. Mr. Graham had a 25% company operating income goal and 75% Home Entertainment Division operating income goal. Ms. Hetzel had a 25% company operating income goal and a 75% combined TV Essentials and OnDemand Essentials lines of business operating goal. The Compensation Committee expected that the performance goals would be difficult to achieve. The Theatrical line of business operating income exceeded the budgeted performance by 20%, the Home Entertainment Division achieved operating income at 95% of its budgeted performance, and the operating income performance of the combined TV Essentials and OnDemand lines of business fell significantly short of the budgeted performance. The performance goal related to budgeted operating income for the Company as a whole was not achieved, primarily due to the performance of the TV Essentials line of business.

The Compensation Committee awarded Ms. Hetzel a discretionary bonus in recognition of the significant operational advancements made in TV Essentials and OnDemand during the fiscal year, while acknowledging that these lines of business did not meet the challenging financial performance goals. The Compensation Committee also awarded discretionary cash bonus payments to Messrs. Livek and Chemerow in recognition of their exceptional performance in 2012, while acknowledging that the Company performance did not meet the challenging operating income performance goal.

Equity Incentive Compensation.  During fiscal 2012, the Compensation Committee granted nonqualified stock options to Mr. Livek and Mr. Chemerow in connection with the amendments to their respective employment agreements to compensate them for their exceptional performance. The Committee approved annual nonqualified stock option grants to Mr. Giambra, Mr. Graham and Ms. Hetzel to encourage their retention and provide an additional incentive. In conjunction with the amendments to Mr. Livek and Mr. Chemerow’s employment agreements, the Compensation Committee approved an amendment to modify the performance-vesting goals and extend the term of their respective outstanding restricted stock unit awards until March 31, 2015 and June 15, 2015, respectively, to provide additional time for achievement of the performance-vesting goals with respect to these awards, primarily to ensure that these awards continue to provide an effective retention and incentive tool. Please see Note 2 under the Summary Compensation Table for additional details.

Personal Benefits.  The Compensation Committee awards personal benefits for the Company’s named executive officers based on the business judgment of its members, an assessment of competitive market factors, and a determination of what is needed to attract and retain superior talent. The primary benefits received by our named executive officers are generally the same as for all employees of Rentrak on a non-discriminatory basis and include participation in our disability and life insurance plans and 401(k) retirement plan. In addition to these benefits, the Compensation Committee determined to reimburse Mr. Livek for certain out-of-town housing expenses in recognition of the fact that Mr. Livek’s use of this secondary residence greatly reduced his travel expenses. The Committee further awarded a car allowance for each of Messrs. Livek, Chemerow and Giambra based on its subjective assessment that this would be an appropriate additional benefit.

Employment Agreements and Termination and Severance Benefits.  We believe that it is valuable to establish employment agreements with our executive officers. The employment agreements are consistent with the goals and objectives of our compensation program to attract, retain, motivate and reward highly qualified executives. The Compensation Committee has established guidelines to standardize most of the terms and conditions in our executive employment agreements. Payments of termination and severance benefits are intended to reinforce and encourage the continued attention and dedication of the named executive officers to their assigned duties without distraction in circumstances arising from the possibility of a termination of employment without cause or a change in control of Rentrak.

Deductibility of Compensation.  In considering Rentrak’s compensation structure, the Compensation Committee takes into consideration Section 162(m) of the Internal Revenue Code, as amended (the “Code”). This provision limits the deductibility of compensation in excess of $1 million paid to certain of a company’s most highly-paid executive officers in a single tax year. Compensation that is “performance-based” or qualifies under certain other exceptions is excluded from the calculation. For example, stock options are structured to qualify as “performance-based compensation” under Section 162(m). Although deductibility is only one factor considered by the Compensation Committee in structuring executive compensation consistent with Rentrak’s executive compensation program, the Compensation Committee views it as a significant factor.

2012 Summary Compensation Table

The following table summarizes information regarding compensation for the three fiscal years ended March 31, 2012, 2011 and 2010, earned by individuals who served as chief executive officer, chief financial officer, or one of the three other most highly compensated executive officers of Rentrak during fiscal 2012.

Name and Principal Position (1)	Year	Salary	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compensation (4)	Total
William P.	2012	$181,500	$100,000	$ 304,986	$1,448,939	$100,000	$ 82,018	$2,217,443
Livek	2011	165,000	75,000	0	1,854,588	100,000	65,527	2,260,115
Chief Executive	2010	119,327	150,000	1,293,200	1,464,475	0	9,226	3,036,228
Officer
David
Chemerow	2012	$181,500	$100,000	$ 233,945	$ 748,222	$100,000	$ 18,454	$1,382,121
Chief Operating	2011	165,000	75,000	0	2,781,882	100,000	11,890	3,133,772
Officer and	2010	75,000	100,000	1,196,332	767,585	0	176,124	2,315,041
Chief Financial
Officer
Ron Giambra
President,	2012	$260,024	$ 0	$ 0	$ 164,814	$180,000	$ 3,790	$ 608,628
Theatrical	2011	254,925	0	0	0	138,963	416	394,305
Worldwide	2010	283,250	0	0	93,838	0	0	377,088
Marty Graham	2012	$236,385	$ 0	$ 0	$ 164,814	$135,578	$ 9,879	$ 546,656
President, Home	2011	231,750	0	0	0	152,951	9,260	393,961
Entertainment	2010	257,500	0	0	93,838	0	9,739	361,077
Cathy Hetzel
Corporate	2012	$265,000	$ 75,000	$ 0	$ 164,814	$ 0	$ 8,191	$ 513,005
President and	2011	215,270	65,000	0	0	0	6,887	287,157
President, AMI	2010	283,250	0	0	575,859	0	7,672	866,781
Division

(1)	Reflects principal position as of March 31, 2012.

(2)	Reflects the grant date fair value of restricted stock units (“RSUs”), determined using the Monte Carlo simulation, excluding the effect of estimated forfeitures. The assumptions made in determining the grant date fair values of RSUs under FASB ASC Topic 718 are disclosed in Note 2 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2012. Vesting of the RSUs is conditioned upon the attainment of performance conditions; the awards would terminate with a zero value in the absence of achievement of one or more of the conditions. The amount shown for 2012 represents the incremental increase in fair value resulting from modifications to the RSU awards discussed in “Compensation Discussion and Analysis” above and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”. If the maximum level of performance conditions were achieved, the RSU awards would have the following values, based on the closing sale price of Rentrak’s common stock on the date of grant and the additional fair value of the modifications: Mr. Livek, $3,404,361 and Mr. Chemerow, $2,492,744. See the “Grants of Plan-Based Awards” table on page 23 below for additional information.

(3)

Reflects the grant date fair value of stock options and stock-settled stock appreciation rights (“SARs”) granted during the years shown based on the Black-Scholes option pricing model, excluding the effect of estimated forfeitures. The assumptions made in determining the grant date fair values of options and stock-

settled SARs under FASB ASC Topic 718 are disclosed in Note 2 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2012.

(4)	Amounts disclosed for fiscal 2012 include the following:

A.	Mr. Livek received a long-term disability insurance plan with annual premiums of $2,762 and reimbursement for the cost of an automobile of $6,000 and housing of $66,000, as well as $7,256 in annual matching contributions under Rentrak’s 401(k) plan.

B.	Mr. Chemerow received reimbursement for the cost of an automobile of $10,800 as well as $7,321 in annual matching contributions under Rentrak’s 401(k) plan and a supplemental long-term disability plan with annual premiums totaling $332.

C.	Mr. Giambra received reimbursement for the cost of an automobile of $3,384 as well as the benefit of a supplemental long-term disability plan with annual premiums totaling $406.

D.	Mr. Graham received the benefit of a supplemental life insurance and long-term disability plan with annual premiums totaling $2,506, as well as $7,373 in annual matching contributions under Rentrak’s 401(k) plan.

E.	Ms. Hetzel received the benefit of a supplemental long-term disability plan with annual premiums totaling $406 as well as $7,785 in annual matching contributions under Rentrak’s 401(k) plan.

2012 Grants of Plan-Based Awards Table

The following table sets forth certain information regarding plan-based awards granted to the named executive officers during the fiscal year ended March 31, 2012.

Name	Type of Award	Grant Date	Approval Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Option	Exercise or Base	Grant Date Fair Value
				Threshold	Target	Maximum	Threshold	Target	Maxi- mum	Awards: Number of Securities Under- lying Options or SARs	Price of Option Awards and SARs ($/Sh)	of Stock and Option/ SAR Awards (5)
William	Stock	11/6/11(1)	11/6/11							244,000	$13.29	$1,448,939
Livek	Option
	Restricted	11/6/11(2)	11/6/11				-	103,500	103,500			$304,986
	Stock
	Unit
	Cash
	Incentive Award			-	$100,000	-
David	Stock	11/6/11(1)	11/6/11							126,000	$13.29	$748,222
Chemerow	Option
	Restricted	11/6/11(3)	11/6/11				-	63,516	63,516			$233,945
	Stock
	Unit
	Cash
	Incentive Award			-	$100,000	-
	Stock	4/7/11(4)	4/7/11							15,000	$26.70	$164,814
Ron	Option
Giambra
	Cash
	Incentive Award			$160,000	$200,000	$240,000
Marty	Stock	4/7/11(4)	4/7/11							15,000	$26.70	$164,814
Graham	Option
	Cash
	Incentive Award			$160,000	$200,000	$240,000
Cathy	Stock	4/7/11(4)	4/7/11							15,000	$26.70	$164,814
Hetzel	Option
	Cash
	Incentive Award			$80,000	$100,000	$120,000

(1)	Reflects nonqualified stock options that will vest in three equal annual installments beginning on November 6, 2013 (2 years from grant date).

(2)	Reflects Mr. Livek’s restricted stock unit award that was modified in conjunction with an amendment to his employment agreement.

(3)	Reflects Mr. Chemerow’s restricted stock unit award that was modified in conjunction with an amendment to his employment agreement.

(4)	Reflects a nonqualified stock option grant that will vest and become exercisable in four equal annual installments beginning one year after the grant date.

(5)	The grant date fair values of stock options based on the Black-Scholes option pricing model, excluding the effect of estimated forfeitures. The incremental fair value of the modified restricted stock unit awards, which vest based on the achievement of performance goals, are based on a Monte Carlo simulation, excluding the effect of estimated forfeitures. The assumptions made in determining the grant date fair values under FASB ASC Topic 718 have been calculated based on the assumptions described in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2012.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Amounts in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the annual cash incentive award earned by each named executive officer pursuant to his respective employment agreement and the achievement of the performance goals established by the Compensation Committee. Amounts in the Bonus column of the Summary Compensation Table represent additional discretionary cash bonus payments awarded by the Compensation Committee to Messrs. Livek and Chemerow and Ms. Hetzel.

Messrs. Livek and Chemerow entered into an amended employment agreement on November 6, 2011 that will expire on June 30, 2015 for Mr. Livek and September 30, 2015 for Mr. Chemerow, pursuant to which their respective outstanding performance-vesting restricted stock unit awards were amended to extend the period for achieving the modified EBITDA and the share price performance goals until March 31, 2015 for Mr. Livek and June 15, 2015 for Mr. Chemerow.

Outstanding Equity Awards at 2012 Fiscal Year End Table

The following table provides information about equity-based awards held by the named executive officers at March 31, 2012.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date
William Livek	6/15/09 6/15/09 12/23/10 11/06/11	100,000 37,500	100,000 37,500 (2) 160,000(3) 244,000 (4)		$14.50 14.50 29.73 13.29	6/15/19 6/15/19 12/23/20 11/06/21

David Chemerow	10/01/09 12/23/10 11/06/11	60,875	60,875 240,000 (5) 126,000 (4)		$17.22 29.73 13.29	10/1/19 12/23/20 11/06/21

Ron Giambra	3/24/10 4/07/11	6,000	6,000 15,000		20.89 26.70	3/24/20 4/07/21

Marty Graham	11/26/03 3/24/10 4/07/11	5,000 6,000	6,000 15,000		$7.97 20.89 26.70	11/26/13 3/24/20 4/07/21

Cathy Hetzel	3/17/04 2/07/08 3/24/10 3/24/10 4/07/11	20,000 30,000 6,000	6,000 25,000 (6) 15,000	25,000	$10.05 $11.15 $20.89 $20.89 $26.70	3/17/14 2/7/18 3/24/20 12/31/13 4/7/21

(1)	Vests in four equal annual installments beginning one year after the grant date.

(2)	Represents stock-settled SARs.

(3)	Vests and becomes exercisable with respect to 106,667 shares on June 30, 2013 (approximately 2.5 years from grant date) and with respect to the remaining 53,333 shares on 12/23/2014 (4 years from grant date).

(4)	Vests in three equal annual installments beginning two years after the grant date.

(5)	Vests and becomes exercisable with respect to 160,000 shares on September 30, 2013 (approximately 2.75 years from grant date) and with respect to the remaining 80,000 shares on 12/23/2014 (4 years from grant date).

(6)

Reflects a nonqualified stock option granted under the 2005 Plan. The option will vest and become exercisable in three equal installments on the 15th day of June each year beginning in 2011, subject to the attainment of performance goals based 25% on target total operating income in the operating budget for Rentrak approved by the board of directors for the preceding fiscal year and 75% on target operating income included in the budget for the AMI Division or such other business units as to which Ms. Hetzel may have supervisory responsibility in the future. If the performance criteria for a given fiscal year are not met, the shares covered by that installment of the option are forfeited. The stock option will expire on December 31, 2013 to the extent not previously exercised or terminated. See “Potential Payments upon Termination or Change in Control” below for additional information regarding vesting.

Potential Payments upon Termination or Change-in-Control

Rentrak has entered into employment agreements with each of its current executive officers. Messrs. Livek and Chemerow entered into amended employment agreements effective November 6, 2011 that will expire on June 30, 2015 for Mr. Livek and September 30, 2015 for Mr. Chemerow. Mr. Giambra’s agreement has a three year term and expires on March 31, 2013. The employment agreement for Mr. Graham and Ms. Hetzel expired on March 31, 2012, subject to automatic renewal for successive one-year periods unless Rentrak gives notice of non-renewal by a specified date. The severance and other benefits payable to the named executive officers following termination of employment or a change in control of Rentrak (a “CIC”) are described in more detail below.

A CIC, as defined in the current award agreements with executive officers, includes (a) the acquisition by a person or group of beneficial ownership of 50% or more of the combined voting power of Rentrak’s then outstanding capital stock, (b) the election of directors a majority of whom are not individuals nominated by Rentrak’s then incumbent directors, or (c) the approval by Rentrak’s shareholders of a plan of complete liquidation, a sale of substantially all of Rentrak’s assets, or a merger or similar transaction other than a transaction in which Rentrak’s shareholders continue to hold at least 50% of the combined voting power of the voting securities of the surviving entity immediately following the transaction.

Severance payments are conditioned on execution of a general release of claims against Rentrak. To the extent that severance benefits that become payable in connection with a CIC, including the acceleration of vesting of equity-based awards, are subject to an excise tax pursuant to Section 4999 of the Code, such benefits will be reduced to the extent, and only to the extent, necessary to provide a larger after-tax benefit to the executive.

William P. Livek, Chief Executive Officer

Mr. Livek will be entitled to severance and other benefits under his amended employment agreement and equity-based grants as shown in the table below. Good reason is defined as Rentrak’s failure to comply with the material terms of the agreement or an act or failure to act by Rentrak that constitutes a substantial adverse change in Mr. Livek’s position or responsibilities, a material reduction in his base salary or failure to continue to provide employee benefits. Cause is defined as a material breach of the agreement by Mr. Livek, his failure to comply with Rentrak’s material policies or standards or to perform any material job duties, a felony conviction or plea of no contest to a felony, or any act by Mr. Livek constituting fraud, dishonesty involving Rentrak, or in competition with or materially detrimental to Rentrak.

The following table sets forth certain information concerning severance and other benefits that would have been payable to Mr. Livek as of March 31, 2012, if his employment had been terminated or a CIC had occurred on that date under the circumstances described.

	Voluntary Termination		Involuntary Termination (Other Than Death and Disability)		Death	Disability	CIC Without Termination
	For Good Reason Without CIC	For Good Reason with CIC	Without Cause and Without CIC	Without Cause and with CIC
Cash Severance (1)	$ 1,014,875	$ 1,014,875	$ 1,014,875	$ 1,014,875	$250,000	$250,000	$ 0
Restricted Stock Vesting (2)	221,325	221,325	221,325	221,325	0	0	0
Stock Option/SAR Vesting (3)	3,423,540	3,423,540	3,423,540	3,423,540	0	0	3,423,540
Total	$4,659,740	$4,659,740	$4,659,740	$4,659,740	$250,000	$250,000	$3,423,540

(1)	Represents a lump sum cash severance payment of $100,000 cash bonus for each fiscal year ending during the term after the date of termination plus a prorated portion of such amount for any portion of a fiscal year immediately preceding the end of the term, plus the executive’s current base salary through the end of the term, plus any cash bonus earned through the date of termination but not yet paid (the amount shown in the table assumes the measures were achieved in full).

(2)	The RSUs granted to Mr. Livek on June 15, 2009 and modified on November 6, 2011 will vest upon termination without cause or for good reason as follows: 120,000 RSUs vest if termination occurs on or after April 1, 2011 and on or prior to March 31, 2012. Vesting of a portion or all of the RSUs will also occur if a CIC occurs at price levels ranging from $20 to $40 per share of Rentrak common stock. The amounts shown represents the value of 120,000 shares less the 110,250 issued, based on the closing price on March 31, 2012, $22.70 per share (the “Fiscal Year-End Price”). Due to the amended agreement, the remaining 93,750 RSUs are not forfeited at termination, but are still eligible to vest according to their terms based on the extent Rentrak achieves the modified EBITDA goals or the share price goals until the term ending March 31, 2015. The full amount of the award after termination is not determinable due to the uncertainty of achieving either the EBITDA or stock price goals before the term ending date. Vesting of a portion or all remaining unvested RSUs will also occur for a CIC without termination at price levels ranging from $20 to $40 per share of Rentrak stock, based on the per share price of the common stock as valued for the Change in Control Transaction. The amount shown in the table is zero, as the tranche representing the Fiscal Year-End Price has already vested.

(3)	Upon termination without cause or for good reason or due to a change in control, any unvested stock options and SSARs held by Mr. Livek immediately vest and become exercisable in full. Amount represents 504,000 options less 160,000 out of the money options for a total of 344,000 options and 37,500 SSARs based on the difference between the Fiscal Year-End Price and the per share exercise price (the “Fiscal Year-End Spread”).

David Chemerow, Chief Operating Officer and Chief Financial Officer

Mr. Chemerow will be entitled to severance and other benefits under his employment agreement and equity-based grants as shown in the table below. Good reason and cause have the same definitions as in Mr. Livek’s employment agreement. The following table sets forth certain information concerning severance and other benefits that would have been payable to Mr. Chemerow as of March 31, 2012, if his employment had been terminated or a CIC had occurred on that date under the circumstances described.

	Voluntary Termination		Involuntary Termination (Other Than Death and Disability)		Death	Disability	CIC Without Termination
	For Good Reason Without CIC	For Good Reason with CIC	Without Cause and Without CIC	Without Cause and with CIC
Cash Severance (1)	$1,085,250	$1,085,250	$1,085,250	$1,085,250	$100,000	$100,000	$ 0
Restricted Stock Vesting (2)	98,586	98,586	98,586	98,586	0	0	0
Stock Option Vesting (3)	1,519,255	1,519,255	1,519,255	1,519,255	0	0	1,519,255
Health and Other Benefits (4)	10,016	10,016	10,016	10,016	0	0	0
Total	$2,713,107	$2,713,107	$2,713,107	$2,713,107	$100,000	$100,000	$1,519,255

(1)	Represents a lump sum cash severance payment of $100,000 cash bonus for each fiscal year ending during the term after the date of termination plus a prorated portion of such amount for any portion of a fiscal year immediately preceding the end of the term, plus the executive’s current base salary through the end of the term, plus any cash bonus earned through the date of termination but not yet paid (the amount shown in the table assumes the measures were achieved in full).

(2)	The RSUs granted to Mr. Chemerow on October 1, 2009 and modified on November 6, 2011 will vest upon termination without cause or for good reason as follows: 72,000 RSUs vest if termination occurs on or after April 1, 2011 and on or prior to March 31, 2012. Vesting of a portion or all of the RSUs will also occur if a CIC occurs at price levels ranging from $20 to $40 per share of Rentrak common stock. The amounts shown represents the value of 72,000 shares less the 67,657 issued, based on Fiscal Year-End Price. Due to the amended agreement, the remaining 59,173 RSUs are not forfeited at termination, but are still eligible to vest according to their terms based on the extent Rentrak achieves the modified EBITDA goals or the share price goals until the term ending June 15, 2015. The full amount of the award after termination is not determinable due to the uncertainty of achieving either the EBITDA or stock price goals before the term ending date. Vesting of a portion or all remaining unvested RSUs will also occur for a CIC without termination at price levels ranging from $20 to $40 per share of Rentrak stock, based on the per share price of the common stock as valued for the Change in Control Transaction. The amount shown in the table is zero, as the tranche representing the Fiscal Year-End Price has already vested.

(3)	Upon termination without cause or for good reason or due to a change in control, any unvested stock options and SSARs held by Mr. Chemerow immediately vest and become exercisable in full. Amount represents 426,875 options less 240,000 out of money options for a total of 186,875 options based on the difference between the Fiscal Year-End Price and the Fiscal Year-End Spread.

(4)	Represents the estimated current cost of continuation of 12 months of medical and dental insurance coverage.

Severance Arrangements with Other Current Named Executive Officers

Mr. Giambra, Mr. Graham and Ms. Hetzel entered into amended and restated employment agreements with Rentrak effective March 30, 2010. Mr. Giambra’s agreement has a three year term and expires on March 31, 2013 while Mr. Graham and Ms. Hetzel’s agreements had two year terms and expired on March 31, 2012, subject to one year extensions. The employment agreements provide, among other things, for severance payments in certain circumstances following termination of employment, as described in more detail below. Continuation of severance payments generally is subject to compliance with an agreement not to compete with Rentrak and execution by the executive of a general release of claims against Rentrak.

Good reason is defined in the amended and restated employment agreements as Rentrak’s failure to comply with the material terms of the agreement, an act or failure to act by Rentrak that constitutes a substantial adverse change in the officer’s position or responsibilities, a material reduction in his or her base salary or failure to continue to provide employee benefits, or specified changes in the location of the officer’s workplace. Cause is defined as willful material misconduct in the performance of the officer’s duties, a material breach of the agreement by the officer, the officer’s willful commission of a material act of malfeasance, dishonesty or breach of trust that materially harms Rentrak or is materially detrimental to its reputation, or the officer’s conviction of or plea of no contest to a felony involving moral turpitude.

Severance Following Termination During Term of Employment Agreement.  No severance benefits are payable if employment is terminated by Rentrak for cause or voluntarily by the executive other than for good reason. If an executive officer dies or becomes disabled during the term of the agreement, the officer or his or her estate will be entitled to accrued base salary and other employee benefits through the date of termination of employment. If an executive officer is terminated during the term of the agreement and before a CIC occurs, by Rentrak without cause or by the officer for good reason, in addition to accrued base salary and other benefits, the officer is entitled to receive severance payments in the amount of his or her monthly base salary during a severance period of (a) three months for each four full years of continuous service or (b) the number of monthly installments specified in the agreement (nine months for Mr. Giambra and six months for Mr. Graham and Ms. Hetzel), whichever is longest. Medical and dental insurance benefits will also be continued during this period unless provided by a subsequent employer.

Severance upon Termination After Expiration of Agreement.  The amended and restated employment agreements also provide for continuation of medical and dental insurance benefits and for severance payments in the event employment is terminated by Rentrak without cause, or by the executive officer with good reason, after expiration of the term, provided that he or she has had five or more continuous years of employment with Rentrak. The total amount of the severance payments will equal the officer’s monthly base salary then in effect times (a) three months for each four full years of continuous service or (b) the number of monthly installments specified in the agreement, whichever is longer.

Ron Giambra, President Theatrical Worldwide

	Voluntary Termination		Involuntary Termination (Other Than Death and Disability)		CIC Without Termination
	For Good Reason Without CIC	For Good Reason with CIC	Without Cause and Without CIC	Without Cause and with CIC
Cash Severance (1)	$375,018	$375,018	$375,018	$375,018	$ 0
Stock Option/SAR Vesting (2)	0	10,860	0	10,860	10,860
Health and Other Benefits (3)	3,762	3,762	3,762	3,762	0
Total	$378,780	$389,640	$378,780	$389,640	$10,860

(1)

Represents 9 months’ base salary and accrued bonus for fiscal 2012 payable in equal monthly installments until the later of (a) the 15th day of the third calendar month of the calendar year immediately following the date of termination, or (b) the 15th day of the third calendar month of the fiscal year immediately following the date of termination, at which time the remainder would be paid in a lump sum.

(2)	Represents the value of (a) unvested stock options for a total of 6,000 shares at an exercise price of $20.89 per share that will vest in full upon termination without cause following a CIC. Note that unvested stock options for a total of 15,000 shares at an exercise price of $26.70 per share are out of the money based on Fiscal Year-End Price and are not included in the total.

(3)	Represents the estimated current cost of continuation of 9 months of medical and dental insurance coverage.

Marty Graham, President Home Entertainment

	Voluntary Termination		Involuntary Termination (Other Than Death and Disability)		CIC Without Termination
	For Good Reason Without CIC	For Good Reason with CIC	Without Cause and Without CIC	Without Cause and with CIC
Cash Severance (1)	$431,059	$431,059	$431,059	$431,059	$ 0
Stock Option/SAR Vesting (2)	0	10,860	0	10,860	10,860
Health and Other Benefits (3)	18,816	18,816	18,816	18,816	0
Total	$449,875	$460,735	$449,875	$460,735	$10,860

(1)

Represents 15 months’ base salary and accrued bonus for fiscal 2012 payable in equal monthly installments until the later of (a) the 15th day of the third calendar month of the calendar year immediately following the date of termination, or (b) the 15th day of the third calendar month of the fiscal year immediately following the date of termination, at which time the remainder would be paid in a lump sum.

(2)	Represents the value of (a) unvested stock options for a total of 6,000 shares at an exercise price of $20.89 per share that will vest in full upon termination without cause following a CIC. Note that unvested stock options for a total of 15,000 shares at an exercise price of $26.70 per share are out of the money based on Fiscal Year-End Price and are not included in the total.

(3)	Represents the estimated current cost of continuation of 15 months of medical and dental insurance coverage.

Cathy Hetzel, Corporate President and President of AMI Division

	Voluntary Termination		Involuntary Termination (Other Than Death and Disability)		CIC Without Termination
	For Good Reason Without CIC	For Good Reason with CIC	Without Cause and Without CIC	Without Cause and with CIC
Cash Severance (1)	$207,500	$207,500	$207,500	$207,500	$ 0
Stock Option/SAR Vesting (2)	0	$101,360		$101,360	$101,360
Health and Other Benefits (3)	5,008	5,008	5,008	5,008	0
Total	$212,508	$313,868	$212,508	$313,868	$101,360

(1)

Represents 6 months’ base salary and accrued bonus for fiscal 2012 payable in equal monthly installments until the later of (a) the 15th day of the third calendar month of the calendar year immediately following the date of termination, or (b) the 15th day of the third calendar month of the fiscal year immediately following the date of termination, at which time the remainder would be paid in a lump sum.

(2)	Represents the value of (a) unvested stock options for a total of 56,000 shares at an exercise price of $20.89 per share that will vest in full upon termination without cause following a CIC (effective April 4, 2012, the Compensation Committee determined that the performance goals were not achieved for fiscal 2012 and 25,000 options were cancelled). Note that unvested stock options for a total of 15,000 shares at an exercise price of $26.70 per share are out of the money based on the Fiscal Year-End Price and are not included in the total.

(3)	Represents the estimated current cost of continuation of 6 months of medical and dental insurance coverage.

REPORT OF THE COMPENSATION COMMITTEE

The “Report of the Compensation Committee” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee oversees, on behalf of the board of directors of Rentrak Corporation, Rentrak’s executive compensation programs, including payments and awards to its executive officers and directors. The Committee has overall responsibility for approving and evaluating Rentrak’s director and officer compensation plans, policies and programs and addressing other compensation issues facing Rentrak that require board action. The Committee is also responsible for reviewing and discussing with management and recommending to the board of directors the Compensation Discussion and Analysis for inclusion in Rentrak’s annual proxy statement, in accordance with applicable SEC regulations.

In discharging its responsibilities, the Compensation Committee:

•	Reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement; and

•

Based upon its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement and Rentrak’s annual report on Form 10-K for the fiscal year ended March 31, 2012, through its incorporation by reference from the proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Anne MacDonald (Committee Chair)              Richard Hochhauser                Ralph Shaw

REPORT OF THE AUDIT COMMITTEE

The “Report of the Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In discharging its responsibilities, the Audit Committee and its individual members have met with management and Rentrak’s independent auditors, Grant Thornton LLP, to review Rentrak’s accounting functions and the audit processes for the Company’s financial statements and system of internal control over financial reporting. The Audit Committee reviewed and discussed with Rentrak’s independent auditors and management the audited financial statements for fiscal 2012. It also discussed with the independent auditors all other matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding communications with audit committees. Audit Committee members also discussed and reviewed the results of the independent auditors’ examination of Rentrak’s financial statements, management’s assessment of Rentrak’s system of disclosure controls and procedures, external financial reporting and internal control over financial reporting, and issues relating to auditor independence. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors their independence.

Based on its review and discussions with management and the independent auditors, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended March 31, 2012, be included in Rentrak’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Brent Rosenthal (Committee Chair)         Ralph Shaw        Martin O’Connor

MATTERS RELATING TO OUR AUDITORS

Selection of Independent Auditors

The Audit Committee has appointed and engaged Grant Thornton LLP to be Rentrak’s independent auditors for the Company’s fiscal year ending March 31, 2013. Grant Thornton LLP audited Rentrak’s financial statements for the fiscal year ended March 31, 2012. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is also expected to be available to respond to appropriate questions. As described under “Proposal 2: Ratification of Appointment of Independent Auditors” above, the shareholders are being asked to ratify the selection of Grant Thornton LLP.

Fees Paid to Principal Independent Auditors

The following fees were billed by Grant Thornton LLP for professional services rendered to Rentrak for fiscal 2012 and 2011:

	2012	2011
Audit Fees (1)	$507,779	$443,801
Audit Related Fees (2)	$0	$7,770
Tax Fees (3)	$43,011	$111,618
All Other Fees (4)	$8,745	--

(1)	Consists of fees for audit services involving the audit of Rentrak’s consolidated financial statements, review of interim quarterly statements, and provision of an attestation report on Rentrak’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. The increase in audit fees in Fiscal 2012 over Fiscal 2011 was due to company acquisitions, new international operations and several new legal entities.

(2)	Refers to fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services relating to mergers and acquisitions, accounting consultation and audits relating to acquisitions, attest services related to financial reporting not required by statute or regulation, consultation concerning financial accounting and reporting standards not classified as audit fees, and financial audits of employee benefit plans.

(3)	Relates to the preparation and review of U.S. federal, state and Canadian tax returns for fiscal 2012 and 2011.

(4)	Consists of consulting services performed by our auditors not included in the other categories.

Pre-Approval Policy

The Audit Committee has adopted a policy requiring pre-approval of all fees and services of Rentrak’s independent auditors, including all audit, audit-related, tax, and other legally-permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee, together with a statement by the independent auditors and Rentrak’s chief financial officer or controller that such services are consistent with applicable rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services after reviewing detailed back-up documentation regarding the specific services to be provided. The term of any pre-approval is 12 months, unless the Audit Committee specifically provides for a shorter period. Additional pre-approval is required for services not included in the pre-approved lists and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the Audit Committee at its next scheduled meeting. All audit and permissible non-audit services provided by Grant Thornton LLP during fiscal 2012 and 2011 were pre-approved by the Audit Committee.

SHAREHOLDER PROPOSALS FOR 2013

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2013 Annual Meeting of Shareholders is March 20, 2013. To be considered at the 2013 Annual Meeting of Shareholders, Section 2.12 of Rentrak’s Bylaws requires shareholders to deliver notice of all proposals, nominations for director and other business to Rentrak’s principal executive office no later than 90 calendar days (or by May 26, 2013) and no earlier than 120 calendar days prior to the first anniversary of the date of the 2012 Annual Meeting.

By Order of the Board of Directors,

David I. Chemerow
Chief Operating Officer, Chief Financial Officer and Secretary

Portland, Oregon

July 18, 2012

RENTRAK CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE

DESIGNATION (IF ANY)

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends a vote FOR each of the nominees named below and FOR Proposals 2 and 3.

1. Election of Directors:

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01 - William Engel

02 - Richard Hochhauser

03 - William Livek

04 - Anne MacDonald

05 - Martin O’Connor

06 - Brent Rosenthal

07 - Ralph Shaw

For Against Abstain

Mark here to vote FOR all nominees

2. Ratification of the Appointment of Independent Registered Public

Accounting Firm

Ratify the appointment of Grant Thornton LLP as Rentrak’s independent registered public accounting firm.

Mark here to WITHHOLD vote from all nominees

For All EXCEPT - To withhold authority to vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) below.

3. Advisory Vote on Named Executive Officer Compensation Approve, on an advisory basis, the compensation of Rentrak’s named executive officers.

01

02

03

04

05

06

07

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as name appears hereon. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on August 23, 2012: The Proxy Statement and the 2012 Annual Report to Shareholders are available at http://investor.rentrak.com/annuals.cfm

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — RENTRAK CORPORATION

2012 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the board of directors of Rentrak Corporation (“Rentrak”).

The undersigned hereby appoints each of William Livek and David Chemerow as proxies, with full power of substitution, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of Rentrak common stock held of record by the undersigned on June 26, 2012, at the annual meeting of the shareholders to be held at Rentrak Corporation’s executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, OR, 97220 on August 23, 2012, at 9:00 a.m., Pacific Daylight Time, or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is provided, the proxies named above will vote FOR each director nominee named in Proposal 1 and FOR Proposal 2 and FOR Proposal 3. If for any reason any of these nominees should become unavailable for election (an event the board does not anticipate), proxies will be voted for the election of such substitute nominee as the board in its discretion may recommend.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date, and return the proxy using the enclosed envelope.